UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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BMO LGM FRONTIER MARKETS EQUITY FUND

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BMO LGM FRONTIER MARKETS EQUITY FUND

790 North Water Street

Milwaukee, Wisconsin 53202

August 14, 2020

Dear Shareholder:

BMO LGM Frontier Markets Equity Fund (the “Fund”) is soliciting consents from shareholders on two proposals. If you were a shareholder of record of the Fund as of the close of business on July 9, 2020, you are entitled to vote on the proposals. The shareholders of the Fund are being asked to approve the liquidation and dissolution of the Fund and the elimination of the Fund’s fundamental policy of making quarterly repurchase offers.

As discussed in more detail in the enclosed Consent Solicitation Statement, BMO Asset Management Corp. (the “Adviser”), the investment adviser to the Fund, recommended the liquidation of the Fund to the Board of Trustees of the Fund (the “Board”). Contingent on the planned liquidation of the Fund, the Adviser further recommended the elimination of the Fund’s fundamental policy of making quarterly repurchase offers for its shares. Based on these recommendations, on July 8, 2020, the Board voted to (1) liquidate and dissolve the Fund pursuant to a plan of liquidation and dissolution and (2) eliminate the Fund’s fundamental policy of making quarterly repurchase offers, each subject to shareholder approval. The Board has concluded that the proposals are in the best interests of the Fund and unanimously recommends that you vote in favor of the proposals. The implementation of Proposal 2 is contingent on the approval by shareholders of Proposal 1. If Proposal 1 is not approved, Proposal 2 will not be implemented. If Proposals 1 and 2 are approved by September 21, 2020, the Fund will discontinue its September quarterly repurchase offer.

The question and answer section that follows discusses the proposals and the Consent Solicitation Statement itself provides greater detail about the proposals. Please review and consider the proposals carefully.

Please complete, date and sign the enclosed written consent and return it to the Secretary of the Fund by 5:00 p.m., Central time, on September 21, 2020.

If we do not hear from you by September [●], 2020, we may contact you. Thank you for investing in the Fund and for your continuing support.

Sincerely,

John M. Blaser President
BMO LGM Frontier Markets Equity Fund

BMO LGM FRONTIER MARKETS EQUITY FUND

NOTICE OF SOLICITATION OF CONSENTS

This Notice of Solicitation of Consents and the accompanying Consent Solicitation Statement are being furnished to you by BMO LGM Frontier Markets Equity Fund (the “Fund”) in connection with the solicitation, on behalf of the Board of Trustees of the Fund (the “Board”), of written consents from the holders of the outstanding shares of the Fund to take action on the following proposals (“Proposals”) that require shareholder approval:

1.	To approve the liquidation and dissolution of the Fund pursuant to a plan of liquidation and dissolution.

2.	To approve the elimination of the Fund’s fundamental policy of making quarterly repurchase offers for its shares.

The Board unanimously recommends that shareholders APPROVE the Proposals. The implementation of Proposal 2 is contingent on the approval by shareholders of Proposal 1. If Proposal 1 is not approved, Proposal 2 will not be implemented. If Proposals 1 and 2 are approved by September 21, 2020, the Fund will discontinue its September quarterly repurchase offer.

Only shareholders of record at the close of business on the record date, July 9, 2020, shall be entitled to notice of the consent solicitation and to consent to the Proposals.

Please complete, date and sign the enclosed written consent and return it to the Secretary of the Fund. To be counted, a shareholder’s properly completed written consent must be received at or before 5:00 p.m., Central time, on September 21, 2020, subject to extension by the President of the Fund. You may revoke your consent at any time prior to the deadline for the receipt of written consents.

By Order of the Board of Trustees,

Michael J. Murphy
Secretary
BMO LGM Frontier Markets Equity Fund

Milwaukee, Wisconsin

August 14, 2020

Questions and Answers

We encourage you to read the full text of the enclosed Consent Solicitation Statement and, for your convenience, we have provided a brief overview of the Proposals.

Q.	Why am I receiving this Consent Solicitation Statement?

A.

Upon the recommendation of the Adviser and subject to shareholder approval, the Board has approved the liquidation and dissolution of the Fund and the elimination of the Fund’s fundamental policy of making quarterly repurchase offers. Accordingly, we are asking shareholders to approve the liquidation and dissolution of the Fund pursuant to a plan of liquidation and dissolution and to approve the elimination of the Fund’s fundamental policy of making quarterly repurchase offers.

Q.	Why did the Adviser recommend the liquidation and dissolution of the Fund?

A.

The Adviser recommended the liquidation and dissolution of the Fund based on a variety of factors, including, but not limited to, the expected continued declining assets in the Fund, the Fund’s performance relative to its benchmark index and its peer group, the projected rate of asset growth for the Fund and its impact on the Fund’s ability to achieve economies of scale, the profitability of the Fund to the Adviser and the expected willingness of the Adviser to continue to waive or reduce its investment advisory fee and/or reimburse expenses so as to maintain the Fund’s annual expense ratio at a competitive level following the expiration of the current term of the expense limitation agreement.

Q.	Why did the Adviser recommend the elimination of the Fund’s fundamental policy of making quarterly repurchase offers for its shares?

A.

The Adviser recommended the elimination of the fundamental policy requiring the Fund to make quarterly repurchase offers in order to proceed with the liquidation and dissolution of the Fund. If the Fund were to commence dissolution but maintain its fundamental policy of making quarterly repurchase offers, it could be forced to hold back assets that would otherwise be distributed to all shareholders pursuant to the plan of liquidation and dissolution. If Proposal 1 to liquidate the Fund is not approved, Proposal 2 to eliminate the fundamental policy of making quarterly repurchase offers will not be implemented.

Q.	How will the liquidation affect my investment?

A.

Pursuant to the plan of liquidation and dissolution, the Fund will make one or more liquidating distributions. Shareholders will have their shares redeemed in cash and the Fund will mail or otherwise transmit to each shareholder one or more liquidating distributions representing the shareholder’s proportional interest in the Fund (i.e., an amount equal to such shareholder’s proportional interest in the excess of the assets of the Fund over the liabilities of the Fund at the time of the liquidating distribution), subject to any required withholdings.

Q.	Will I have to pay any federal income taxes as a result of the liquidation?

A.

The liquidation of the Fund is a taxable event for federal income tax purposes. Any distributions received (including, but not limited to, any capital gain distributions) will be taxable in the normal manner. The federal income tax consequences of the liquidation are described generally in the Consent Solicitation Statement. You should consult your tax advisor with respect to your particular circumstances.

Q.	What will happen if the shareholders do not approve the liquidation?

A.

If the shareholders of the Fund do not approve its liquidation, then you will remain a shareholder of the Fund and it will not liquidate. The Board would then consider other alternatives for the Fund, which may include asking shareholders to approve another liquidation proposal. In addition, if the shareholders of the Fund do not approve its liquidation, the fundamental policy of making quarterly repurchase offers will not be eliminated.

Q.	What will happen if the shareholders do not approve the elimination of the Fund’s fundamental policy of making quarterly repurchase offers?

A.

If the shareholders of the Fund do not approve the elimination of the fundamental policy of making quarterly repurchase offers, but they do approve the liquidation and dissolution of the Fund, absent relief from the Securities and Exchange Commission, the Fund will be required to complete its September quarterly repurchase offer before making its initial liquidating distribution. This would delay the initial liquidating distribution, which is anticipated to occur on or about September 30, 2020.

Q.	Will the Fund pay for the consent solicitation and related expenses?

A.

No. The Adviser or an affiliate has agreed to bear these costs. Accordingly, the shareholders of the Fund will not bear any of the costs associated with the consent solicitation or the subsequent liquidation of the Fund pursuant to a plan of liquidation and dissolution.

Q.	What is the Board’s recommendation?

A.

After careful consideration, the Board, the majority of whom are not “interested persons” of the Fund as defined in the Investment Company Act of 1940, as amended, unanimously recommends that you approve the Proposals.

Q.	How can I vote my shares?

A.	Please complete, date and sign the enclosed written consent and return it to the Secretary of the Fund before 5:00 p.m., Central time, on September 21, 2020.

Q.	Whom should I call for additional information about this Consent Solicitation Statement?

A.	Please call BMO Funds U.S. Services at 1-800-236-FUND for additional information.

BMO LGM FRONTIER MARKETS EQUITY FUND

790 North Water Street

Milwaukee, Wisconsin 53202

CONSENT SOLICITATION STATEMENT

General. This Consent Solicitation Statement is being furnished in connection with the solicitation of written shareholder consents by the Board of Trustees (the “Board”) of BMO LGM Frontier Markets Equity Fund (the “Fund”). The Fund consists of only one class of shares, the Institutional Class (Class I).

Shareholders are being asked to approve the liquidation and dissolution of the Fund pursuant to a plan of liquidation and dissolution and to approve the elimination of the Fund’s fundamental policy of making quarterly repurchase offers for its shares. The Board decided to seek shareholder approval by written consent, rather than by calling a special meeting of shareholders, because the Fund has a limited number of shareholders. The Fund’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) provides that any action to be taken by shareholders may be taken without a meeting and by written consent.

It is expected that the Notice, this Consent Solicitation Statement and the Consent of Shareholder will be mailed to shareholders on or about August 14, 2020.

Record Date/Shareholders Entitled to Vote. If you owned shares of the Fund as of the close of business on July 9, 2020 (the “Record Date”), then you are entitled to vote on the Proposals. You will be entitled to one vote per full share (and a fractional vote per fractional share) for each share you owned on the Record Date.

BACKGROUND TO PROPOSALS

BMO Asset Management Corp. (the “Adviser”), the investment adviser to the Fund, recommended the liquidation of the Fund to the Board, based on a variety of factors, including, but not limited to, the expected continued declining assets in the Fund, the Fund’s underperformance relative to its benchmark index and its peer group, the Fund’s projected rate of asset growth and its impact on the Fund’s ability to achieve economies of scale, the profitability of the Fund to the Adviser and the expected willingness of the Adviser to continue to waive its investment advisory fee and/or reimburse expenses so as to maintain the Fund’s annual expense ratio at a competitive level following the expiration of the current term of the expense limitation agreement. These factors are described further below under “Board Approval and Recommendation.”

The Adviser also recommended the elimination of the Fund’s fundamental policy of making quarterly repurchase offers for its shares. There is no public market for the shares of the Fund. The Fund offers to repurchase a portion of its shares from shareholders on a quarterly basis in order to provide a measure of liquidity to shareholders. The Fund makes its repurchase offers pursuant to Rule 23c-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Under the Rule, a closed-end investment company must comply with a number of requirements, including a requirement that a policy relating to repurchase offers and their frequency be adopted by its board of trustees as a fundamental policy that may be changed only by a vote of shareholders. The Fund adopted and implemented such a fundamental policy in connection with the Fund’s commencement of operations in 2013. The policy provides, in part, that (a) the Fund will conduct repurchase offers at intervals of three calendar months; (b) the repurchase pricing date shall occur on the last business day of the month for each of March, June, September and December; and (c) the maximum number of days between the repurchase request deadline and the related repurchase pricing date shall be 14 days, provided that, if the 14th day of such period is not a business day, the repurchase pricing date shall occur on the next business day. The Adviser made the recommendation to eliminate this fundamental policy in order to proceed with the liquidation and dissolution of the Fund. If the Fund were to commence dissolution but maintain its fundamental policy of making quarterly repurchase offers, it could be forced to hold back assets that would otherwise be distributed to all shareholders pursuant to the plan of liquidation and dissolution.

At a telephonic meeting of the Board held on July 8, 2020, the Board, including a majority of the trustees who are not “interested persons” of the Fund as that term is defined in the 1940 Act (the “Independent Trustees”), unanimously approved, subject to shareholder approval, the liquidation and dissolution of the Fund pursuant to a plan of liquidation and dissolution and the elimination of the Fund’s fundamental policy of making quarterly repurchase offers for its shares.

If the shareholders of the Fund approve Proposal 1, the Fund will be liquidated and dissolved pursuant to a plan of liquidation and dissolution. If shareholders approve Proposal 2, but Proposal 1 is rejected, Proposal 2 will not be implemented. If the shareholders of the Fund approve both Proposals, then the Fund will be liquidated and dissolved and the Fund’s fundamental policy of making quarterly repurchase offers will be eliminated. If Proposals 1 and 2 are approved by September 21, 2020, the Fund will discontinue its September quarterly repurchase offer.

PROPOSAL 1: APPROVAL OF THE LIQUIDATION AND DISSOLUTION OF BMO LGM FRONTIER MARKETS EQUITY FUND PURSUANT TO A PLAN OF LIQUIDATION AND DISSOLUTION

Shareholders are being asked to approve the liquidation and dissolution of the Fund pursuant to the plan of liquidation and dissolution (the “Plan”) described below. The Board, including a majority of the Independent Trustees, has unanimously approved the liquidation and dissolution of the Fund, including the Plan and submission of Proposal 1 to shareholders of the Fund for approval.

The remainder of this section provides a summary of the Plan, an overview of the material federal income tax aspects and other aspects of the liquidation, and information on the Board’s considerations and approval and concludes with the Board’s recommendation.

Summary of the Plan of Liquidation

The Plan of Liquidation is attached hereto as Annex A, and this summary of the Plan is qualified in its entirety by reference to Annex A.

Effective Date of Plan. The Plan will become effective upon shareholder approval of Proposal 1 (the “Effective Date”).

Cessation of Business. The Plan provides that, as soon as is reasonable and practicable after the Effective Date, the Fund will cease to conduct business except as shall be necessary in connection with the effectuation of the Plan, including selling or disposing of its assets, discharging or making reasonable provision for the payment of all of the Fund’s liabilities, and distributing its remaining assets ratably among the shareholders in accordance with the Plan.

Fixing of Interests and Closing of Books. The Plan also provides that the proportionate interests of the shareholders in the assets of the Fund, and their rights to receive liquidating distributions, will be fixed on the basis of their respective holdings at the time of a liquidating distribution. As of the close of trading on the New York Stock Exchange (“NYSE”) on the Liquidation Date (defined below), the books of the Fund shall be closed.

Liquidation of Fund Assets. As soon as is reasonable and practicable after the Effective Date, any remaining portfolio securities of the Fund shall be converted to cash or cash equivalents. The period from and including the Effective Date to and including the date on which all such transactions are concluded is referred to as the “Liquidation Period.” The Liquidation Period may last twelve months or more. Effective as of July 9, 2020, the Adviser has waived its advisory fee.

Payment of Debts. As soon as is reasonable and practicable after the Effective Date, the Fund will pay, or make reasonable provision to pay, in full all known or reasonably ascertainable liabilities of the Fund incurred or expected to be incurred prior to the date of the final liquidating distribution.

Liquidating Distributions. From time to time during the Liquidation Period, the Fund will mail or otherwise transmit to each shareholder of record at such time (a) one or more liquidating distributions (a

“Liquidating Distribution,” and collectively, “Liquidating Distributions”) equal to each such shareholder’s pro rata interest in the excess of the assets of the Fund over the liabilities of the Fund at such time, subject to any required withholdings; and (b) if required for income tax reporting purposes, information concerning the sources of each such Liquidating Distribution. Any accrued income or gains will be distributed as part of the Liquidating Distributions. Although the Adviser anticipates that the initial Liquidating Distribution will take place on or about September 30, 2020, the timing and amount of all such Liquidating Distributions shall be in the complete discretion of the Adviser, taking into account its assessment of the circumstances of the Fund from time to time. As soon as is reasonable and practicable after the Fund has sold or otherwise disposed of all of its securities positions (or any remaining securities positions are valued at zero), the Fund shall make its final Liquidating Distribution to shareholders on the date of liquidation determined by the Adviser (the “Liquidation Date”). As of the close of trading on the NYSE on the Liquidation Date, all outstanding shares of the Fund will be deemed redeemed and canceled.

In the event that the Fund receives assets following the date of its dissolution (e.g., through the payment of settlement proceeds), the Adviser will use commercially reasonable efforts to ensure that such assets are distributed to each shareholder of record as of the Liquidation Date in an amount equal to the shareholder’s proportionate interest in the Fund as of the Liquidation Date.

If the Fund is unable to make distributions to any of the Fund’s shareholders because of an inability to locate shareholders to whom distributions are payable, the Adviser may create, in the name and on behalf of the Fund, an account with a financial institution and, subject to applicable abandoned property laws, deposit any of the Fund’s remaining assets in the account for the benefit of the shareholders that cannot be located. The expenses of the account, if any, shall be charged against the assets in the account. The Fund will use reasonable efforts to locate each shareholder, and does not anticipate being unable to locate shareholders.

Satisfaction of Federal Income and Excise Tax Distribution Requirements. If necessary, the Fund shall have, before the complete liquidation of the Fund, declared and paid a distribution or distributions which, together with all previous such distributions, will have the effect of distributing to the Fund’s shareholders all of the Fund’s investment company taxable income for the taxable years ending at or prior to the Liquidation Date (computed without regard to any deduction for dividends paid), and all of the Fund’s net capital gain, if any, realized in the taxable years ending at or prior to the complete liquidation of the Fund (after reduction for any available capital loss carry-forward) and any additional amounts necessary to avoid any federal income or excise tax for such periods. Alternatively, the Fund may, if eligible, treat all or any portion of the amounts to be distributed as having been paid out as part of the Liquidating Distributions made to Fund shareholders.

Expenses. The Adviser or an affiliate will pay all costs incurred in carrying out the Plan, including legal, recordkeeping, accounting, and administrative expenses. The Adviser or an affiliate will also be responsible for any contingent or unforeseen liabilities or obligations of the Fund that might remain after the Liquidation Date. Accordingly, shareholders of the Fund will not bear any of the costs associated with the liquidation.

Certificate of Cancellation. The officers of the Fund will file a Certificate of Cancellation of Statutory Trust to terminate the Fund as a statutory trust under Delaware law to be effective at or after the Liquidation Date.

Deregistration as an Investment Company. Following the Liquidation Date, the officers of the Fund will file with the Securities and Exchange Commission (“SEC”) an Application for Deregistration on Form N-8F under the 1940 Act to complete the Fund’s deregistration as a closed-end management investment company under the 1940 Act.

Amendment or Abandonment of Plan. The Board may modify or amend the Plan at any time without shareholder approval if it determines that such action would be advisable and would not adversely affect the interests of the shareholders. If any amendment or modification to the Plan appears necessary but, in the judgment of the Board, will adversely affect the interests of the shareholders, such an amendment or modification will be submitted to the shareholders for approval. The Plan, if approved by the shareholders, may be abandoned in its entirety only with the approval of both the Board and the shareholders.

Material Federal Income Tax Considerations and Other Aspects of the Liquidation

The following is a general discussion of certain material U.S. federal income tax considerations for U.S. shareholders subject to federal income tax, with respect to the liquidation and dissolution of the Fund. This discussion is based on current U.S. federal income tax laws in effect on the date of this Consent Solicitation Statement. Future legislative or administrative changes or court decisions might significantly alter these tax consequences, possibly retroactively. The statements below are not binding upon the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will concur with this summary or that the federal income tax consequences to any shareholder will be as set forth below.

This discussion is for general information only and does not address all of the U.S. federal income tax considerations that may be relevant to specific shareholders in light of their particular circumstances or to shareholders subject to special treatment under U.S. federal income tax law (such as financial institutions, insurance companies, tax-exempt entities, broker-dealers, pension plans, or persons that have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local tax considerations, nor does this discussion address any tax considerations for foreign shareholders or tax-exempt shareholders. Implementing the Plan may impose unanticipated tax consequences on shareholders and affect shareholders differently, depending on their particular tax situations independent of the Plan. Shareholders are encouraged to consult with their own tax advisors to determine the particular tax consequences to them of the Fund’s liquidation, including the application and effect of any state, local or foreign tax laws.

As used herein, a “U.S. shareholder” means a beneficial owner (including in certain circumstances through a partnership) of the Fund’s common stock that is (1) a U.S. citizen or U.S. resident alien, (2) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized under the laws of the United States, any state or the District of Columbia, (3) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (4) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If the shareholders of the Fund approve the liquidation and dissolution of the Fund pursuant to the Plan, the Fund will sell its assets and distribute the proceeds to the shareholders as provided under the Plan in one or more Liquidating Distributions.

During the liquidation process, the Fund anticipates that it will retain its qualification for treatment as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and will make all required distributions so that the Fund will not be taxed on its net income or net gain, if any, realized from the liquidating sale of its assets. In the unlikely event that the Fund should lose its status as a regulated investment company during the liquidation process, the Fund would be treated as a regular corporation for federal income tax purposes during its last taxable year. In this event, the Fund would be subject to federal income taxes on the full amount of its taxable income and gains, which would reduce the Fund’s distributions (including, but not limited to, the Liquidating Distributions). In addition, the Fund would be unable to pass through to its shareholders credits against foreign taxes paid, and Fund distributions would be taxed as corporate dividends to the extent of the Fund’s earnings and profits.

To the extent necessary, the Fund shall, before the complete liquidation of the Fund, have declared a distribution or distributions which, together with all previous such distributions, have the effect of distributing to the Fund’s shareholders all of the Fund’s investment company taxable income for the taxable years ending at or prior to the complete liquidation of the Fund (computed without regard to any deduction for dividends paid), and all of the Fund’s net capital gain, if any, realized in the taxable years ending at or prior to the complete liquidation of the Fund (after reduction for any available capital loss carry-forward) and any additional amounts necessary to avoid any federal income or excise tax for such periods. The Fund’s shareholders will be taxed on any such distributions in the same manner as any other distribution of the Fund. Alternatively, the Fund may, if eligible, treat all or a portion of such amounts required to be distributed as a distribution of investment company taxable income or net capital gain on account of the Fund’s final taxable year as having been paid out as a part of the Liquidating Distributions made to the Fund’s shareholders in complete liquidation of the Fund. As described in the next paragraph, any such

Liquidating Distribution will be treated for federal income tax purposes as having been received by Fund shareholders as consideration for a sale or exchange of their Fund shares.

A shareholder who receives a Liquidating Distribution will be treated as having received the Liquidating Distribution in exchange for the shareholder’s shares of the Fund and will recognize gain or loss based on the difference between the amount received and the shareholder’s basis in the Fund shares. If a shareholder holds shares as capital assets, the gain or loss will be characterized as a capital gain or loss. If the shares have been held for more than twelve months, any such gain will be treated as long-term capital gain, taxable to individual and trust shareholders at a maximum federal income tax rate of 20%, and any such loss will be treated as long-term capital loss. Capital gain or loss on shares held for twelve months or less will be treated as short-term capital gain or loss, except that any loss realized with respect to shares of the Fund held for six months or less will be treated as long-term capital loss to the extent of any distributions of net capital gain that were previously received on the shares. Capital losses may be subject to limitations on their use by a shareholder.

In addition to the federal income tax, certain individuals, trusts and estates may be subject to a Medicare tax of 3.8% on Fund distributions or upon receipt of a Liquidating Distribution treated as an exchange of the shareholder’s Fund shares. The Medicare tax is imposed on the lesser of: (i) a taxpayer’s investment income, net of deductions properly allocable to such income, or (ii) the amount by which such taxpayer’s modified adjusted gross income exceeds certain thresholds ($250,000 for married individuals filing jointly, $200,000 for unmarried individuals, and $125,000 for married individuals filing separately). Any capital gain realized by a shareholder upon an exchange of Fund shares is includable in such shareholder’s investment income for purposes of this Medicare tax.

A Liquidating Distribution to a shareholder may be subject to backup withholding, unless the shareholder provides a correct taxpayer identification number and certifies that the shareholder is not subject to backup withholding and is a U.S. person. Certain shareholders specified in the Code may be exempt from backup withholding. The current backup withholding rate is 24%. Backup withholding is not an additional tax and is creditable against a taxpayer’s federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

An Individual Retirement Account (an “IRA”) is generally not taxed on investment income and gain from the Fund (assuming that the IRA did not incur debt to finance its investment in the Fund). Accordingly, the receipt by an IRA of a Liquidating Distribution should not be a taxable event for the IRA. However, if the IRA beneficiary receives a distribution from the IRA as a result of the liquidation (as opposed to the IRA reinvesting the Liquidating Distribution), then such distribution may be taxable to the IRA beneficiary. In this situation, the amount received by the beneficiary will constitute a taxable distribution, and if the beneficiary has not attained 59 1⁄2 years of age, such distribution will generally constitute an early distribution subject to a 10% federal penalty tax and possibly state and local penalty taxes. This federal penalty tax is in addition to the beneficiary’s regular federal income tax liability on the distribution. In order to avoid having to include such distribution in his or her taxable income for the year, the IRA beneficiary may be able to roll the distribution into another IRA. If the IRA beneficiary is eligible to do so, the rollover must occur within sixty (60) days of the date of the distribution in order to avoid having to include the distribution in the taxable income of the IRA beneficiary. However, an IRA beneficiary may make only one tax-free rollover during a 12-month period regardless of the number of IRAs owned by such beneficiary, provided such limitation with respect to tax-free rollovers does not apply to rollovers from traditional IRAs to Roth IRAs (conversions), trustee-to-trustee transfers to another IRA, and certain other rollover exceptions. IRA owners should promptly provide instructions to their IRA custodian with respect to a rollover of a distribution. For more information, IRA owners should contact BMO Funds U.S. Services at 1-800-236-FUND.

Shareholders should consult their tax advisors to determine the federal, state, and other income tax consequences of receiving the Liquidating Distribution with respect to their particular tax circumstances.

Board Approval and Recommendation

At the Board meeting held on July 8, 2020, the Adviser reviewed a number of factors related to the proposed liquidation. The Adviser discussed the expected continued declining assets in the Fund and noted that, as of June 30, 2020, the Fund had approximate net assets of $78.7 million. The Adviser commented on the Fund’s underperformance relative to its benchmark index and its peer group, and noted that this has made it difficult to grow assets. The Adviser commented that the Fund’s performance and limited assets suggest there is limited potential to achieve economies of scale.

The Adviser commented on the profitability of the Fund and its willingness to continue to waive or reduce its investment advisory fee and/or reimburse expenses so as to maintain the Fund’s annual expense ratio at a competitive level following the expiration of the current term of the expense limitation agreement. The Adviser also discussed the tax implications of the liquidation on the Fund and its shareholders, as well as alternatives to the liquidation of the Fund. Based on these factors, the Adviser recommended to the Board the liquidation and dissolution of the Fund.

If both Proposals are approved, the Adviser anticipates making the initial Liquidating Distribution on or about September 30, 2020. Additional Liquidating Distributions may require up to twelve months, or possibly longer, to complete due to the relatively thin trading market for some of the Fund’s assets. The Fund’s portfolio securities will continue to be subject to market risk and other risks until they are sold and liquidated, and the net asset value of the Fund’s shares may decline. It is possible that the shareholders will receive total distributions substantially less than the Fund’s current net assets if the market price of securities held by the Fund decline during the Liquidation Period or if the Adviser or the Subadviser can sell a security for only a small portion of its current value.

If the shareholders of the Fund do not approve the elimination of the fundamental policy of making quarterly repurchase offers, but they do approve the liquidation and dissolution of the Fund, the Fund, absent relief from the SEC, will be required to complete its September quarterly repurchase offer before making its initial Liquidating Distribution.

At the Board meeting held on July 8, 2020, the Board, including a majority of the Independent Trustees, approved the liquidation and dissolution of the Fund pursuant to the Plan. In reaching its decision, the Board considered the Adviser’s recommendation and the information provided supporting the Adviser’s recommendation. The Board also considered that the Adviser or an affiliate had agreed to pay all the costs in carrying out the Plan, as well as the expenses of the consent solicitation to approve the liquidation and dissolution of the Fund. Based on all of the information considered, the Board determined that the approval of the liquidation and dissolution of the Fund is in the best interests of the Fund and its shareholders.

Based on all of the foregoing, the Board unanimously recommends that the shareholders of the Fund APPROVE the liquidation and dissolution of the Fund pursuant to the Plan.

PROPOSAL 2: APPROVAL OF THE ELIMINATION OF THE FUND’S FUNDAMENTAL

INVESTMENT LIMITATION OF MAKING QUARTERLY REPURCHASE OFFERS FOR ITS SHARES

Shareholders are being asked to approve the elimination of the Fund’s fundamental policy of making quarterly repurchase offers for its shares. Shareholder approval is required by the 1940 Act in order for this fundamental policy to be eliminated. The Board, including a majority of the Independent Trustees, has approved the elimination of the Fund’s fundamental policy of making quarterly repurchase offers and submission of Proposal 2 to shareholders of the Fund for approval.

As discussed above, the Fund adopted and implemented a fundamental policy requiring repurchase offers in connection with the Fund’s commencement of operations in 2013. If Proposal 1 is approved, the Board believes that the termination of these repurchase offers is desirable in order to effectively implement the Plan. If the Fund were to commence dissolution but maintain its fundamental policy of making repurchase offers, it could be forced to hold back assets that would otherwise be distributed to all shareholders as Liquidating Distributions pursuant to the Plan. Because the termination of repurchase offers would not be necessary if the shareholders do not approve the liquidation of the Fund pursuant to Proposal 1, if Proposal 2 is approved but Proposal 1 is rejected, Proposal 2 will not be implemented. If both Proposals are approved, quarterly repurchase offers will be discontinued, and the shareholders will realize liquidity on their investment in the Fund only when Liquidating Distributions are made.

At the Board meeting held on July 8, 2020, the Board, including a majority of the Independent Trustees, approved the elimination of the Fund’s fundamental policy of making quarterly repurchase offers for its shares. In reaching its decision, the Board considered the Adviser’s recommendation and the information provided supporting the Adviser’s recommendation. The Board also considered that the Adviser or an affiliate had agreed to pay all the expenses of the consent solicitation. Based on all of the information considered, the Board determined that the approval of the elimination of the Fund’s fundamental policy of making quarterly repurchase offers is in the best interests of the Fund and its shareholders.

Based on all of the foregoing, the Board unanimously recommends that the shareholders of the Fund APPROVE the elimination of the Fund’s fundamental investment limitation of making quarterly repurchase offers for its shares.

The implementation of Proposal 2 is contingent on the approval by the shareholders of Proposal 1. If Proposal 1 is not approved, Proposal 2 will not be implemented. If Proposals 1 and 2 are approved by September 21, 2020, the Fund will discontinue its September quarterly repurchase offer.

OTHER INFORMATION

Shares Outstanding. As of the Record Date, 12,318,734.625 shares of the Fund were issued and outstanding and entitled to vote on the Proposals.

Share Ownership Information. As of the Record Date, the officers and trustees of the Fund, as a group, owned less than 1% of the Fund’s outstanding shares. Unless otherwise noted below, as of the Record Date, no persons owned of record or are known by the Fund to own of record or beneficially more than 5% of the Fund’s outstanding shares.

Name and Address	Number of Shares	Percent of Fund
Southern California United Food Commercial Workers Unions and Food Employers’ Joint Pension Trust Fund 6425 Katella Ave. Cypress, CA 90630	6,331,183.283	51.39%

*Northern Trust Co. Trustee FBO Producer Writers Guild Pension 50 S. LaSalle St. Chicago, IL 60603	2,751,201.437	22.33%

Laborers’ District Council & Contractors ‘Pension Fund of Ohio 800 Hillsdowne Rd. Westerville, OH 43081	2,634,453.256	21.39%

*The Fund believes that this entity is the holder of record of these shares and is not the beneficial owner of such shares.

Any shareholder that owns 25% or more of the outstanding shares of the Fund or a class of shares of the Fund may be presumed to “control” (as that term is defined in the 1940 Act) the Fund. Shareholders with a controlling interest could affect the outcome of voting or the direction of management of the Fund.

Required Vote. In order for Proposal 1 to be approved, holders of a “majority of the outstanding voting securities” of the Fund must consent to approve Proposal 1. The term “majority of the outstanding voting securities,” as defined in the 1940 Act and as used in this Consent Solicitation Statement, means the affirmative vote of more than 50% of the outstanding voting securities of the Fund. A vote in favor of Proposal 1 is a vote in favor of the liquidation and dissolution of the Fund pursuant to the Plan.

In order for Proposal 2 to be approved, holders of a “majority of the outstanding voting securities” of the Fund must consent to approve Proposal 2. A vote in favor of Proposal 2 is a vote in favor of the elimination of the Fund’s fundamental policy of making quarterly repurchase offers for its shares. The implementation of Proposal 2 is contingent on the approval by shareholders of Proposal 1. If Proposal 1 is not approved, Proposal 2 will not be implemented. If Proposals 1 and 2 are approved by September 21, 2020, the Fund will discontinue its September quarterly repurchase offer.

Abstentions and Broker Non-Votes. Abstentions will have the effect of a “consent withheld” for purposes of obtaining the requisite approval for the Proposals. A broker non-vote occurs when the shareholders are asked to consider both “routine” and “non-routine” proposals. In such a case, if a broker-dealer votes on the “routine” proposal but does not vote on the “non-routine” proposal because (a) the shares entitled to cast the vote are held by the broker-dealer in “street name” for the beneficial owner, (b) the broker-dealer lacks discretionary authority to vote the shares, and (c) the broker-dealer has not received voting instructions from the beneficial owner, a broker non-vote is said to occur with respect to the “non-routine” proposal. Because the only Proposals are “non-routine” matters, it is unlikely that there will be any broker non-votes. Broker non-votes would otherwise have the same effect as abstentions.

Dissenters’ Right of Appraisal. No shareholder shall be entitled, as a matter of right, to relief as a dissenting shareholder with respect to any proposal or action involving the Fund.

Method and Cost of Consent Solicitation. Consents will be solicited by the Fund primarily by mail. The solicitation may also include telephone, facsimile, email, Internet or oral communication by certain officers or employees of the Fund, the Adviser (or an affiliate), the Subadviser, or SS&C Technologies Inc. (the Fund’s transfer agent), who will not be paid for these services. Any telephonic solicitations will follow procedures designed to ensure accuracy and prevent fraud, including requiring identifying shareholder information and recording the shareholder’s instruction. The Adviser or its affiliates will bear the costs of the consent solicitation, including legal costs, printing and mailing costs, and the costs of the solicitation of consents. The Adviser or its affiliates will also reimburse brokers and other nominees for their reasonable expenses in communicating with persons for whom they hold shares of the Fund.

Householding. If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of this Consent Solicitation Statement will be sent to shareholders at the same address. However, each shareholder will receive a separate Consent of Shareholder. If you would like to receive a separate copy of the Consent Solicitation Statement, future proxy or consent solicitation statements or other related materials please call 1-800-236-FUND (3863) or write to the Fund at 790 North Water Street, Milwaukee, Wisconsin 53202. If you currently receive multiple copies of Fund shareholder documents and would like to request to receive a single copy of documents in the future, please call the toll-free number or write to the address above.

Copies of the Fund’s most recent semi-annual report dated February 29, 2020 and annual report dated August 31, 2019 are available without charge upon request to the Fund at 790 North Water Street, Milwaukee, Wisconsin 53202, on the Fund’s website at www.bmofunds.com or by calling BMO Funds U.S. Services, toll-free, at 1-800-236-FUND.

SERVICE PROVIDERS

BMO Asset Management Corp., 115 South LaSalle Street, Chicago, Illinois 60603, serves as investment adviser and administrator to the Fund. LGM Investments Limited, 95 Wigmore Street, London, United Kingdom, W1U 1FD, serves as sub-adviser to the Fund. State Street Bank and Trust Company, 1 Iron Street, Boston, Massachusetts 02116, serves as sub-administrator, custodian, and fund accounting services agent for the Fund. SS&C Technologies, Inc., 2000 Crown Colony Drive, Quincy, Massachusetts 02171, serves as transfer agent and dividend disbursing agent for the Fund. Foreside Financial Services, LLC, Three Canal Plaza, Portland, Maine

04101, serves as principal underwriter. Legal counsel to the Fund is Stradley, Ronon, Stevens & Young, LLP, 2005 Market Street, Suite 2600, Philadelphia, Pennsylvania 19103. The independent registered public accounting firm to the Fund is KPMG LLP, 191 West Nationwide Blvd., Suite 500, Columbus, Ohio 43215.

FUTURE MEETINGS; SHAREHOLDER PROPOSALS

The Fund generally is not required to hold annual meetings of shareholders and the Fund generally does not hold a meeting of shareholders in any year unless certain specified shareholder actions such as election of trustees or approval of a new advisory agreement are required to be taken under the 1940 Act or the Declaration of Trust or the Fund’s By-Laws.

Shareholders wishing to submit proposals for inclusion in a proxy statement for a subsequent shareholders’ meeting should send their written proposals to the Secretary of the Fund at the address set forth on the cover of this Consent Solicitation Statement. Proposals must be received a reasonable time before the Fund begins to print and send the proxy materials to be considered for inclusion in the proxy materials for a meeting. Timely submission does not necessarily mean a proposal will be included in the proxy materials.

By Order of the Board of Trustees,

Michael J. Murphy
Secretary
BMO LGM Frontier Markets Equity Fund

Milwaukee, Wisconsin

August 14, 2020

ANNEX A

PLAN OF LIQUIDATION AND DISSOLUTION

BMO LGM FRONTIER MARKETS EQUITY FUND

This Plan of Liquidation and Dissolution (the “Plan”) of the BMO LGM Frontier Markets Equity Fund (the “Trust”), a Delaware statutory trust and a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), is intended to accomplish the complete liquidation and dissolution of the Trust in conformity with the laws of the State of Delaware.

WHEREAS, upon the recommendation of the investment adviser to the Trust, BMO Asset Management Corp. (the “Adviser”), on July 8, 2020 the Trust’s Board of Trustees (the “Board”) determined that it is in the best interest of the Trust and its shareholders that the Trust be liquidated and dissolved, subject to approval by the shareholders of the Trust in accordance with the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”);

WHEREAS, the adoption of this Plan is intended to constitute the adoption of a plan of liquidation within the meaning of Section 331 or Section 332, as applicable, of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Board has considered and unanimously approved this Plan as the method of liquidating the Trust.

NOW, THEREFORE, the liquidation of the Trust shall be carried out in the manner hereinafter set forth:

1.

Effective Date of Plan. The Plan shall become effective upon shareholder approval via written consent of the proposal to liquidate and dissolve the Trust pursuant to the Plan. In accordance with the Declaration of Trust, the consent of a “majority of the outstanding voting securities” of the Trust (as defined in Section 2(a)(42) of the 1940 Act) shall be required for approval of the Plan. The day of such approval is hereinafter called the “Effective Date.”

2.

Cessation of Business. As soon as is reasonable and practicable after the Effective Date, the Trust shall cease to conduct business except as shall be necessary in connection with the effectuation of this Plan, including selling or disposing of its assets as provided for in Section 4 below, discharging or making reasonable provision for the payment of all of the Trust’s liabilities as provided for in Section 5 below, and distributing its remaining assets ratably among the shareholders in accordance with this Plan as provided for in Section 6 below.

3.

Fixing of Interests and Closing of Books. The proportionate interests of the shareholders in the assets of the Trust, and their rights to receive liquidating distributions, shall be fixed on the basis of their respective holdings at the time of a liquidating distribution. As of the close of trading on the New York Stock Exchange (“NYSE”) on the Liquidation Date (defined below), the books of the Trust shall be closed.

4.

Liquidation of Trust Assets. As soon as is reasonable and practicable after the Effective Date, any remaining portfolio securities of the Trust shall be converted to cash or cash equivalents. The period from and including the Effective Date to and including the date on which all such transactions are concluded is referred to as the “Liquidation Period.” The Liquidation Period may last twelve months or more. Effective as of July 9, 2020, the Adviser has waived its advisory fee.

5.

Payment of Debts. As soon as is reasonable and practicable after the Effective Date, the Trust shall pay, or make reasonable provision to pay, in full all known or reasonably ascertainable liabilities of the Trust incurred or expected to be incurred prior to the date of the final liquidating distribution provided for in Section 6 below.

6.

Liquidating Distributions. From time to time during the Liquidation Period, the Trust shall mail or otherwise transmit to each shareholder of record at such time (a) one or more liquidating distributions equal to each such shareholder’s pro rata interest in the excess of the assets of the Trust over the liabilities of the Trust at such time, subject to any required withholdings; and (b) if required for income tax reporting purposes, information concerning the sources of each such liquidating distribution. Any accrued income or gains will be distributed as part of the liquidating distributions. Although the Adviser anticipates that the initial liquidating distribution will take place on or about September 30, 2020, the timing and amount of all such liquidating distributions shall be in the complete discretion of the Adviser, taking into account its assessment of the circumstances of the Trust from time to time. As soon as is reasonable and practicable after the Trust has sold or otherwise disposed of all of its securities positions (or any remaining securities positions are valued at zero), the Trust shall make its final liquidating distribution to shareholders on the date of liquidation determined by the Adviser (the “Liquidation Date”). As of the close of trading on the NYSE on the Liquidation Date, all outstanding shares of the Trust will be deemed redeemed and canceled. In the event that the Trust receives assets following the date of its dissolution (e.g., through the payment of settlement proceeds), the Adviser agrees to use commercially reasonable efforts to ensure that such assets are distributed to each shareholder of record as of the Liquidation Date in an amount equal to the shareholder’s proportionate interest in the Trust as of the Liquidation Date. If the Trust is unable to make distributions to any of the Trust’s shareholders because of an inability to locate shareholders to whom distributions are payable, the Adviser may create, in the name and on behalf of the Trust, an account with a financial institution and, subject to applicable abandoned property laws, deposit any of the Trust’s remaining assets in the account for the benefit of the shareholders that cannot be located. The expenses of the account, if any, shall be charged against the assets therein.

7.

Satisfaction of Federal Income and Excise Tax Distribution Requirements. If necessary, the Trust shall have, before the complete liquidation of the Trust, declared and paid a distribution or distributions which, together with all previous such distributions, shall have the effect of distributing to the Trust’s shareholders all of the Trust’s investment company taxable income for the taxable years ending at or prior to the Liquidation Date (computed without regard to any deduction for dividends paid), and all of the Trust’s net capital gain, if any, realized in the taxable years ending at or prior to the complete liquidation of the Trust (after reduction for any available capital loss carry-forward) and any additional amounts necessary to avoid any federal income or excise tax for such periods. Alternatively, the Trust may, if eligible, treat all or any portion of the amounts to be distributed pursuant to this Section 7 as having been paid out as part of the liquidating distributions made to Trust shareholders pursuant to Section 6.

8.

Expenses of the Liquidation of the Trust. The Adviser or an affiliate shall bear all of the costs incurred in carrying out this Plan. In addition, no reserve shall be established by the Trust to discharge any contingent or unforeseen liabilities or obligations of the Trust that might remain after the Liquidation Date, it being understood that any such liabilities or obligations shall be the responsibility of the Adviser.

9.

Certificate of Cancellation. The officers of the Trust shall file a Certificate of Cancellation of Statutory Trust to terminate the Trust as a statutory trust under Delaware law to be effective at or after the Liquidation Date.

10.

Deregistration as an Investment Company. Following the Liquidation Date, the officers of the Trust shall file with the Securities and Exchange Commission an Application for Deregistration on Form N-8F under the 1940 Act to complete the Trust’s deregistration as a closed-end management investment company under the 1940 Act.

11.

Amendment or Abandonment of Plan. The Board may modify or amend this Plan at any time without shareholder approval if it determines that such action would be advisable and would not adversely affect the interests of Trust shareholders. If any amendment or modification to this Plan appears necessary but, in the judgment of the Board, will adversely affect the interests of Trust shareholders, such an amendment or modification will be submitted to the shareholders for approval. This Plan, if approved by Trust shareholders, may be abandoned in its entirety only with the approval of both the Board and the shareholders.

12.

Power of Trustees. In addition to the general power of the Trustees under Delaware law, the Board, and subject to the discretion of the Board, the officers of the Trust, shall have authority to do or authorize any or all acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms and other papers which may be necessary or appropriate to implement the Plan or which may be required by the provisions of Delaware law, the 1940 Act or the Securities Act of 1933, as amended, the Code, or the Declaration of Trust. The Board shall have the authority to authorize such variations from, or amendments of, the provisions of the Plan (other than the terms governing liquidating distributions) as may be necessary or appropriate to effect the liquidation of the Trust and the distribution of its net assets to Trust shareholders in accordance with the purposes to be accomplished by the Plan.

Accepted and agreed as to Sections 4, 6 and 8:

BMO Asset Management Corp.

By:
	Name:	Steve Ilott
	Title:	Chief Investment Officer

BMO Asset Management Corp.

By:
	Name:	Steve Arquilla
	Title:	Head, U.S. Global Asset Management Governance and Institutional Trust Services

ANNEX B

FORM OF CONSENT OF SHAREHOLDER

BMO LGM FRONTIER MARKETS EQUITY FUND

CONSENT OF SHAREHOLDER

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned, being a shareholder of BMO LGM Frontier Markets Equity Fund (the “Fund”), (i) acknowledges receipt of the Notice of Solicitation of Consents dated August 14, 2020 and the accompanying Consent Solicitation Statement dated August 14, 2020, and (ii) votes all of its shares of the Fund in the manner designated below.

This consent, when properly executed, will be voted in accordance with the specifications made herein. If no vote is specified on an executed and returned written consent, the consent will be treated as voting all shares held of record by the shareholder to approve the Proposals.

The Board of Trustees of the Fund recommends that all shareholders APPROVE the Proposals. Please carefully review the Consent Solicitation Statement delivered with this consent.

Proposal 1: To approve the liquidation and dissolution of the Fund pursuant to a plan of liquidation and dissolution.

Please specify your vote by an “X” in the appropriate space below.

Consent	☐	Consent Withheld	☐	Abstain	☐

Proposal 2: To approve the elimination of the Fund’s fundamental policy of making quarterly repurchase offers for its shares.

Please specify your vote by an “X” in the appropriate space below.

Consent	☐	Consent Withheld	☐	Abstain	☐

Please complete, sign and date this written consent and return it to the Secretary of the Fund at or before 5:00 p.m., Central time, on September 21, 2020. This consent may be delivered by email to michaelj.murphy@bmo.com or by mail to BMO LGM Frontier Markets Equity Fund, Attention: Michael Murphy, Secretary, 790 North Water Street, 16th Floor, Milwaukee, Wisconsin 53202.

SHAREHOLDER

By:

Name:

Title:

Date:	, 2020

B-1